Exhibit 10.23

FIRST AMENDMENT TO AMENDED AND
RESTATED FRANCHISEE FINANCING AGREEMENT

     This First Amendment to Amended and Restated Franchisee Financing Agreement (“Amendment”) is made and entered into by and among Wells Fargo Foothill, Inc., a California corporation (“Lender”), ColorTyme, Inc., a Texas corporation (“ColorTyme”), and Rent-A-Center East, Inc., a Delaware corporation (the “RAC”).

RECITALS

     A. Lender, ColorTyme and RAC entered into that certain Amended and Restated Franchisee Financing Agreement dated October 1, 2003 (the “Agreement”).

     B. Lender, ColorTyme and RAC desire to amend the Agreement in accordance with the terms of this Amendment.

AGREEMENT

     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Definitions. All capitalized terms not defined herein shall be construed to have the meaning and definition set forth in the Agreement.

     2. Amendments. (a) Section 1.4 of the Agreement is hereby amended in its entirety to read as follows:

      “1.4 Credit Limits. When a Line of Credit is established for a Franchisee pursuant to this Agreement, Lender shall fix a credit limit for each of the Franchisee’s Stores of (i) two hundred fifty thousand dollars ($250,000), if such Franchisee is not designated by ColorTyme as having prior “rent-to-own” experience; (ii) three hundred thousand dollars ($300,000), if such Franchisee is designated by ColorTyme as having prior “rent-to-own” experience; or (iii) such other amount as may be agreed upon from time to time by Lender and ColorTyme (the credit limit established for each of Franchisee’s Stores is referred to herein as a “Credit Limit”). The amount of each Credit Limit may be adjusted from time to time upon agreement by Lender and ColorTyme. When a Term Loan is made to a Franchisee pursuant to this Agreement, the principal amount of the Term Loan and the interest thereon shall not be included in or subject to a Credit Limit.”

     (b) Section 1.5 of the Agreement is hereby amended in its entirety to read as follows:

      “1.5 Advance Limits. The aggregate amount of credit available under each Receivable for all of Franchisee’s Stores that have been open for business for one (1) year or more (notwithstanding the amount of such Franchisee’s Credit Limit(s), in the case of a Line of Credit) including the Credit Limit for such Stores plus each Term Loan related to such Stores shall be limited to the product of the Franchisee’s Average Monthly

Revenue for all Stores that have been open for business for one (1) year or more multiplied by five (the advance limit established for such Franchisee’s Stores is referred to herein as the “Advance Limit”). For purposes of this Agreement, a Franchisee’s “Average Monthly Revenue” shall mean the average monthly total revenue of the Franchisee (excluding sales tax and excluding revenues from Stores open for business less than one year) from the sale, lease or rental of Inventory and other customary fees, calculated in accordance with generally accepted accounting principles applied on a consistent basis, for the three calendar months preceding the most recent periodic review of such Franchisee’s Receivable. Notwithstanding anything in this section to the contrary, if the Advance Limit established pursuant to this section for Stores that have been open for business for one (1) year or more would otherwise be an amount that is less than the then outstanding balance of such Receivable for such Stores (each such Receivable is referred to herein as an “Overline Receivable”), the Advance Limit for such Overline Receivable will be set at the then outstanding balance thereof, and such Overline Receivable will continue to be administered as provided herein, unless Lender and ColorTyme agree otherwise. The Advance Limit for each Store that has not been open for business for one (1) year or more shall be the Credit Limit for such Store plus any Term Loan(s) related to such Store.”

     (c) Section 1.6 of the Agreement is hereby amended in its entirety to read as follows:

      “1.6 Use of Proceeds. Lender will advance funds pursuant to a Franchisee’s Line of Credit or Term Loan(s) only for the following purposes: (i) the Franchisee’s acquisition of Inventory; (ii) the Franchisee’s acquisition or conversion of a Store; (iii) the buyout of an ownership interest in the Franchisee; and/or (iv) the Franchisee’s working capital.

          (a) Inventory. Advances to a Franchisee for inventory for a Store will be limited to the lesser of (i) the cost of the Inventory acquired by such Franchisee for such Store; (ii) the amount of such Franchisee’s Credit Limit for such Store; or (iii) in the case of Stores that have been open for business for one (1) year or more, the amount of the Franchisee’s Advance Limit for such Stores after deducting the outstanding balance of all Term Loans to such Franchisee relating to such Stores.

          (b) Store Acquisitions and Conversions. Advances to a Franchisee for Store acquisitions and/or conversions (i.e., the acquisition of existing ColorTyme Stores and/or the acquisition of other “rent-to-own” stores for conversion to ColorTyme Stores) will be limited to the lesser of (i) in the case of a store that has been open for business (either as a ColorTyme Store or as another “rent-to-own” store) for one (1) year or more, the product of the Average Monthly Revenue of the individual store multiplied by nine (9); and (ii) the amount that, when added to the Credit Limit and other Term Loans to such Franchisee for all Stores that have been open for business for one (1) year or more, would cause the Debt-to-Revenue Ratio for the Franchisee for such Stores to equal or exceed 5:1. For purposes of this paragraph, “Debt-to-Revenue Ratio” shall mean the ratio of (x) Funded Debt to (y) the Average Monthly Revenue of the Franchisee (calculated on an aggregate basis for all Stores owned and/or operated, including such Store to be acquired or converted, by such Franchisee and any and all affiliates of such Franchisee, each such Store having been open for business for one (1) year or more); and “Funded Debt” shall mean, as of any date, the total amount of liabilities (including the advance contemplated by this paragraph) that would be reflected on the consolidated balance sheet of Franchisee and its parent and any and all subsidiaries and affiliates, if any, in accordance with generally accepted accounting principles applied on a consistent basis. All Advances for Store acquisitions and/or conversions will be subject to the approval of ColorTyme, but shall otherwise be at the sole discretion of Lender.

          (c) Franchisee Owner Buyouts. Advances for the buyout of an ownership interest in a Franchisee, either by the Franchisee or by one (1) or more other owners of interests in the Franchisee, will be limited to the amount of the Franchisee’s Advance Limits for all of the Franchisee’s Stores that have been open for business for one (1) year or more minus the Franchisee’s Credit Limits for all such Stores and minus the outstanding balance of all other Term Loans to such Franchisee and owners relating to such Stores. All Advances for Franchisee owner buyouts will be subject to the approval of ColorTyme, but shall otherwise be at the sole discretion of Lender.

          (d) Working Capital. Advances to a Franchisee for working capital will be limited to the lesser of (i) the amount by which ColorTyme’s minimum working capital requirement exceeds such Franchisee’s working capital available from other sources; (ii) sixty thousand and no/100 dollars ($60,000.00); and (iii) the amount of such Franchisee’s Advance Limits for all of the Franchisee’s Stores that have been open for business for one (1) year or more, minus such Franchisee’s Credit Limits for all such Stores and minus the outstanding balance of all other Term Loans to such Franchisee related to such Stores. Financing for working capital will be made available only to Franchisees designated by ColorTyme as having prior “rent-to-own” experience and approved by ColorTyme for such financing in connection with the opening of a Store, but shall otherwise be at the sole discretion of Lender.”

     (d) Section 1.8 of the Agreement is hereby amended in its entirety to read as follows:

      “1.8 Suspension of Advances. Advances to a Franchisee under any Line of Credit for a Store of such Franchisee may, at Lender’s sole discretion, be suspended or limited at any time that the unpaid balance of all Advances under all Lines of Credit for such Franchisee’s Stores that have been open for business for one (1) year or more, when added to the outstanding principal balance of all Term Loans made to such Franchisee related to such Stores exceeds the product of such Stores’ Average Monthly Revenue multiplied by four (4) where (i) the ratio of cash expenses of such Stores (total annual expenses, less depreciation directly related to the operation of such Stores that have been open for business for one (1) year or more, calculated in accordance with generally accepted accounting principles applied on a consistent basis) to total revenue for such Stores (calculated in accordance with generally accepted accounting principles applied on a consistent basis, excluding extraordinary items, based on a three (3) month rolling average) exceeds 64%; (ii) the Franchisee fails to maintain the number of rental contracts for all Stores that have been open for business for one (1) year or more that are seven (7) or more days past due (calculated on a three (3) month rolling average) at 8% or less of its total outstanding rental contracts for such Stores; (iii) expenses of a Store that has been open for business for less than twelve (12) months cause the ratio of actual expenses to actual revenue to exceed the ratio of expenses to revenue reflected in the proforma cash flow projections for that Store; (iv) payments (principal and/or interest) under any Receivable of the Franchisee are more than fifteen (15) days past due; (v) the idle inventory percentage for Stores that have been open for business for one (1) year or more (the quotient of the idle inventory divided by the total inventory, calculated on a three (3) month rolling average and based on the idle inventory and total inventory figures reflected on the Franchisee’s monthly royalty reports for such Stores) exceeds twenty-five percent (25%); or (vi) in Lender’s determination, the Receivable is otherwise in default.”

     3. Effect of Amendment. Except as amended hereby, the Agreement shall remain in full force and effect.

     4. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF CALIFORNIA.

     5. Counterparts. This Amendment may be executed in counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Amendment on this     day of December, 2003.

COLORTYME, INC.

By:	/s/ Steven Arendt

Title:	President/CEO

RENT-A-CENTER EAST, INC.

By:	/s/ Mitchell E. Fadel

Title:	President

WELLS FARGO FOOTHILL, INC.

By:	/s/ David B. Friche

Title:	Senior Vice President

SCHEDULE A

TO

CREDIT AND SECURITY AGREEMENT
(THE “AGREEMENT”)

A.	Credit Limit For Debtor’s Stores: The sum of the unpaid balance of all advances made hereunder with respect to each Debtor’s store (each, a “Store”) shall not exceed the lesser of (1) the Credit Limit for such Store established by Secured Party from time to time and set forth in a notice from Secured Party to Debtor, (2) the cost of the inventory acquired by Debtor for such Store with advances hereunder and (3) if such Store has been open for business for one (1) year or more, the amount of the Debtor’s Advance Limit (as defined below) for all Stores that have been open for business for one (1) year or more after deducting the outstanding balance of all advances under Lines of Credit for such Stores plus all term loans made to Debtor by Secured Party (and its predecessors in interest) relating to such Stores. The Credit Limit for each of Debtor’s Stores is subject to change from time to time in accordance with the terms of this Agreement.

B.	Limitation on Advances to Debtor. Notwithstanding the amount of the Credit Limit for any of Debtor’s Stores, from time to time, the sum of the unpaid balance of all advances made hereunder for all of Debtor’s Stores that have been open for business for one (1) year or more and the aggregate unpaid balance of all term loans and other loans heretofore, now or hereafter made by Secured Party (and its predecessors in interest) to Debtor relating to such Stores shall not exceed the product of the Debtor’s Average Monthly Revenue for such Stores multiplied by five (this advance limit established for such Stores is referred to herein as the “Advance Limit”). For purposes of this Agreement, a Debtor’s “Average Monthly Revenue” shall mean the average monthly total revenue of the Debtor from Stores that have been open for business for one (1) year or more (excluding sales tax and excluding revenues from Stores open less than one year) from the sale, lease or rental of inventory and other customary fees, calculated in accordance with generally accepted accounting principles applied on a consistent basis, for the three calendar months preceding the most recent periodic review of Debtor’s financial performance.

C.	Additional Limitation on Advances to Debtor. Without requiring that Secured Party make any advances to Debtor at any time, Secured Party currently intends to limit or suspend any additional advances under this Agreement, and may decline to fund any separately documented term loans or other loans, if the unpaid balance of all obligations owing by Debtor to Secured Party relating to all Stores of Debtor’s that have been open for business for one (1) year or more exceeds the product of the Debtor’s Average Monthly Revenue for such Stores multiplied by four (4) and any of the following conditions apply:

      (a) Debtor’s cash expenses for all of its Stores that have been open for business for one (1) year or more (total annual expenses, less depreciation directly related to the operation of such Stores that have been open for business for one (1) year or more, calculated in accordance with generally accepted accounting principles applied on a consistent basis) exceed 64% of Debtor’s total revenue for such Stores (calculated in accordance with generally accepted accounting principles applied on a consistent basis, excluding extraordinary items, based on a three (3) month rolling average);

      (b) Debtor fails to maintain the number of rental contracts for Stores that have been open for business for one (1) year or more that are seven (7) or more days past due (calculated on a three (3) month rolling average) at 8% or less of its total outstanding rental contracts for all such Stores;

      (c) expenses of a Store that has been open for business for less than twelve (12) months cause the ratio of actual expenses to actual revenue to exceed the ratio of expenses to revenue reflected in the proforma cash flow projections for that Store;

      (d) any payment (principal and/or interest) of any portion of the Debtor’s obligations to Secured Party is more than fifteen (15) days past due;

      (e) the idle inventory percentage for Stores that have been open for business for one (1) year or more (the quotient of the idle inventory divided by the total inventory, calculated on a three (3) month rolling average and based on the idle inventory and total inventory figures reflected on the Debtor’s monthly royalty reports to ColorTyme, Inc. for such Stores) exceeds twenty-five percent (25%); or

      (f) Secured Party determines that any portion of the Obligations is in default.

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